As filed with the Securities and Exchange Commission on March 15, 2019
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ALLIANT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1380265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4902 North Biltmore Lane Madison, Wisconsin	53718
(Address of principal executive offices)	(Zip Code)

Alliant Energy Corporation 401(k) Savings Plan
(Full title of the plan)

James H. Gallegos Senior Vice President, General Counsel and Corporate Secretary Alliant Energy Corporation 4902 North Biltmore Lane Madison, Wisconsin 53718 (608) 458-3311	Copy to: Andrew B. Moore Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.01 par value	2,000,000	$46.5125	$93,025,000	$11,274.63

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement of Alliant Energy Corporation also covers such additional securities to be offered or issued from time to time in connection with stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $46.5125, based on the average of the high sales price ($46.725) and the low sales price ($46.30) for the Common Stock as reported by the Nasdaq on March 11, 2019.

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to such interests.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Alliant Energy Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) (SEC File No. 1-9894) are hereby incorporated by reference into this Registration Statement (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the SEC, which are deemed not to be incorporated by reference into this Registration Statement):
(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 22, 2019, which contains the audited financial statements of the Company for the latest fiscal year for which such statements have been filed;
(b)    The 401(k) Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2017, filed on June 27, 2018;
(c)    the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, dated December 28, 2018, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished pursuant to Item 2.02 or Item 7.01 of a current report on Form 8-K, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the SEC), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Pursuant to the provisions of the Wisconsin Business Corporation Law (“WBCL”) and Article VIII of the Company’s Amended and Restated Bylaws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareowners in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the WBCL, directors of the Company are not subject to personal liability to the Company, its shareowners or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) though (d) above.
The indemnification provided by the WBCL and the Company’s Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer of the Company may be entitled. The Company also carries directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP
23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Company
23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24+	Power of Attorney
99.1+	Alliant Energy Corporation 401(k) Savings Plan

+	Filed herewith.
The Company hereby undertakes that it has submitted or will submit the 401(k) Savings Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) according to IRS guidance in a timely manner and has made or will make all changes required by the IRS in order to continue the qualification of the 401(k) Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9. Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on March 15, 2019.

ALLIANT ENERGY CORPORATION
By: /s/ Patricia L. Kampling Patricia L. Kampling Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on March 15, 2019.

Signature		Title

	/s/ Patricia L. Kampling	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Patricia L. Kampling

	/s/ Robert J. Durian	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Robert J. Durian

	/s/ Benjamin M. Bilitz	Chief Accounting Officer and Controller (Principal Accounting Officer)
Benjamin M. Bilitz

	/s/ John O. Larsen	Director and President and Chief Operating Officer
John O. Larsen

	*	Director
Patrick E. Allen

	*	Director
Deborah B. Dunie

	*	Director
Jillian C. Evanko

	*	Director
Darryl B. Hazel

	*	Director
Singleton B. McAllister

	*	Director
Roger K. Newport

	*	Director
Thomas F. O’Toole

	*	Director
Dean C. Oestreich

	*	Director
Carol P. Sanders

	*	Director
Susan D. Whiting

*By:	/s/ Robert J. Durian
Robert J. Durian
Attorney-in-fact

ALLIANT ENERGY CORPORATION 401(k) SAVINGS PLAN

Pursuant to the requirements of the Securities Act of 1933, the Alliant Energy Corporation Benefit Plans Committee, which administers the Alliant Energy Corporation 401(k) Savings Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on March 15, 2019.

ALLIANT ENERGY CORPORATION
401(k) SAVINGS PLAN

/s/ D.R. Kopp Douglas R. Kopp Chairperson of the Alliant Energy Corporation Benefit Plans Committee, administrator of the Alliant Energy Corporation 401(k) Savings Plan.